Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS THIRD QUARTER 2014 RESULTS;
INTRODUCES FOURTH QUARTER OUTLOOK AND UPDATES FULL YEAR GUIDANCE

•	Third quarter comparable sales decline 5%.

•	Third quarter diluted EPS of $0.17 at upper end of guidance.

•	29 Express Factory Outlet stores opened in 2014 continue to exceed initial expectations.

Columbus, Ohio - December 4, 2014 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 640 stores, announced its financial results for the third quarter and first nine months of 2014. These results cover the 13 and 39 week periods ended November 1, 2014 and compare to the 13 and 39 week periods ended November 2, 2013.

Michael Weiss, the Company's Chairman and Chief Executive Officer, noted that, “For the third quarter, EPS met the higher end of our guidance. We saw an improvement in our merchandise margin and comparable sales were unchanged from the second quarter. Our comparable sales reflected a weakening in our store performance as the quarter progressed that was only partially offset by strength in e-commerce and outlets. As we began the fourth quarter, e-commerce enjoyed a strong Thanksgiving push through Cyber Monday and our outlet sales continued to exceed initial expectations. However, we have updated annual guidance to reflect our current retail store trends and expectations that mall traffic will continue to remain challenging throughout the holiday period.”

Commenting on the business from an operational standpoint, Mr. Weiss added, “It was a busy and productive quarter as we continued to execute on our strategic objectives. Our Express Factory Outlet stores delivered exceptional results. Our website and mobile commerce enhancements drove strong e-commerce growth and our marketing initiatives continued to elevate our brand. On the international front, we introduced the Express brand to South Africa through the opening of shop-in-shop franchise locations.”

Third Quarter 2014 Operating Results:

•	Net sales decreased to $497.6 million from $503.8 million in the third quarter of 2013, a decrease of 1%.

•	Comparable sales during the quarter (including e-commerce sales) decreased 5%, compared to a comparable sales increase of 5% in last year's third quarter. E-commerce sales rose 11% to $79.1 million.

•
Gross margin as a percentage of net sales declined 110 basis points compared to last year’s third quarter and represented 31.7% of net sales. Merchandise margins improved by 30 basis points, with this gain being more than offset by buying and occupancy costs which, as a percentage of sales, rose by 140 basis points compared to last year’s third quarter. The buying and occupancy de-leverage was primarily related to the combined impact of lower sales and higher rent and depreciation expenses.

•
Selling, general, and administrative (SG&A) expenses were $126.5 million versus $128.4 million in last year's third quarter. As a percentage of net sales, SG&A expenses declined 10 basis points to 25.4% compared to 25.5% in last year’s third quarter. This improvement relates primarily to the Company's cost cutting initiatives and continued discipline in this area.

•	Operating income was $30.5 million, or 6.1% of net sales, compared to $36.7 million, or 7.3% of net sales in the third quarter of 2013.

•	Income tax expense was $9.7 million, at an effective tax rate of 40.0%, compared to $12.4 million, at an effective tax rate of 39.2% in last year's third quarter.

•	Net income was $14.6 million, or $0.17 per diluted share. This compares to net income of $19.3 million, or $0.23 per diluted share, in the third quarter of 2013.

•	Real estate activity for the third quarter of 2014 is detailed in Schedule 4.

Thirty-Nine Week Period Operating Results:

•	Net sales decreased 4% to $1.4 billion from $1.5 billion in the prior year period.

•	Comparable sales during the period (including e-commerce sales) decreased 7%, compared to a 3% increase in the prior year period. E-commerce sales rose 4% to $209.9 million.

•
Gross margin declined to 29.9% of net sales compared to 32.5% in the prior year period. Merchandise margin declined 20 basis points and buying and occupancy costs as a percentage of sales increased 240 basis points.

•	SG&A expenses were $371.3 million versus $360.2 million in the prior year period. This represented 25.8% of net sales, compared to 24.0% in the same period last year.

•	Operating income was $60.1 million, or 4.2% of net sales, compared to $128.8 million, or 8.6% of net sales, in the prior year period.

•
The effective tax rate declined to 37.0% compared to 39.5% in the prior year period. The current period effective tax rate reflects a benefit of approximately $1.7 million associated with the completion of a multi-year tax examination.

•	Net income was $26.5 million, or $0.31 per diluted share, compared to net income of $68.6 million, or $0.81 per diluted share, in the prior year period.

Third Quarter 2014 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $217.8 million versus $181.6 million at the end of 2013’s third quarter.

•	Capital expenditures totaled $86.6 million for the thirty-nine weeks ended November 1, 2014 compared to $78.8 million for the thirty-nine weeks ended November 2, 2013.

•
Inventory was $350.3 million, an increase of 2%, compared to $343.0 million at the end of the third quarter of 2013. This includes approximately $23.1 million related to Express Factory Outlet stores. Inventory per square foot was up 3% compared to the comparable period in 2013.

2014 Guidance:

The table below compares the Company's projected results for the 13 week period ended January 31, 2015 to the actual results for the 13 week period ended February 1, 2014.

	Fourth Quarter 2014 Guidance	Fourth Quarter 2013 Actual Results
Comparable Sales	Negative mid to high single digits	1%
Effective Tax Rate	Approximately 40%	39.9%
Interest Expense, Net	Approximately $6 million	$5.1 million
Net Income	$32 to $38 million	$47.9 million
Diluted Earnings Per Share (EPS)	$0.38 to $0.45	$0.57
Weighted Average Diluted Shares Outstanding	84.8 million	84.6 million

See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the 52 week period ended January 31, 2015 to the actual results for the 52 week period ended February 1, 2014.

	Full Year 2014 Guidance	Full Year 2013 Actual Results
Comparable Sales	Negative mid to high single digits	3%
Effective Tax Rate	Approximately 39%	39.7%
Interest Expense, Net	Approximately $24 million	$19.5 million
Net Income	$59 to $65 million	$116.5 million
Diluted EPS	$0.69 to $0.76	$1.37
Weighted Average Diluted Shares Outstanding	84.6 million	85.1 million
Capital Expenditures	$113 to $117 million	$105.4 million

See Schedule 4 for projected real estate activity.

Consistent with previous years, the quarterly and full year guidance excludes any non-core operating items that may occur.

Share Repurchase Program and Refinancing of Long Term Debt:
During the third quarter, the Company did not repurchase any shares of its stock or proceed with the refinancing of its 8 ¾% Senior Notes due 2018, which total approximately $200 million.

Conference Call Information:
A conference call to discuss third quarter 2014 results is scheduled for Thursday December 4, 2014, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on December 4, 2014 until 11:59 p.m. ET on December 11, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13595178.

About Express, Inc.
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America and South Africa. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the fourth quarter and full year 2014, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, (3) statements regarding expectations for the holiday season, and (4) statements regarding the Company's future plans and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions, and a variety of other factors; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and our stores; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon independent third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) impairment charges on long-lived assets; (18) lease obligations and our substantial indebtedness, including restrictions imposed by such indebtedness on current and future operations; and (19) uncertainty associated with Sycamore Partners' expressed interest in acquiring the Company. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$217,814	$311,884	$181,553
Receivables, net	20,468	17,384	17,433
Inventories	350,269	212,510	343,020
Prepaid minimum rent	29,084	28,554	26,125
Other	22,414	13,129	24,807
Total current assets	640,049	583,461	592,938

PROPERTY AND EQUIPMENT	840,452	767,661	730,157
Less: accumulated depreciation	(424,672)	(391,539)	(374,869)
Property and equipment, net	415,780	376,122	355,288

TRADENAME/DOMAIN NAME	197,822	197,812	197,812
DEFERRED TAX ASSETS	17,434	17,558	14,275
OTHER ASSETS	6,985	7,717	8,413
Total assets	$1,278,070	$1,182,670	$1,168,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$226,291	$154,736	$244,906
Deferred revenue	20,248	28,436	19,725
Accrued expenses	86,354	116,035	86,487
Total current liabilities	332,893	299,207	351,118

LONG-TERM DEBT	199,435	199,170	199,086
DEFERRED LEASE CREDITS	128,161	114,509	112,505
OTHER LONG-TERM LIABILITIES	105,802	95,215	83,834
Total liabilities	766,291	708,101	746,543

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	511,779	474,569	422,183
Total liabilities and stockholders’ equity	$1,278,070	$1,182,670	$1,168,726

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
NET SALES	$497,608	$503,808	$1,439,680	$1,503,245
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	340,050	338,543	1,008,724	1,014,656
Gross profit	157,558	165,265	430,956	488,589
OPERATING EXPENSES:
Selling, general, and administrative expenses	126,526	128,366	371,309	360,165
Other operating income, net	508	169	(476)	(415)
Total operating expenses	127,034	128,535	370,833	359,750

OPERATING INCOME	30,524	36,730	60,123	128,839

INTEREST EXPENSE, NET	6,042	4,876	17,880	14,457
OTHER EXPENSE (INCOME), NET	160	153	157	958
INCOME BEFORE INCOME TAXES	24,322	31,701	42,086	113,424
INCOME TAX EXPENSE	9,737	12,434	15,551	44,811
NET INCOME	$14,585	$19,267	$26,535	$68,613

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	(600)	26	(116)	242
COMPREHENSIVE INCOME	$13,985	$19,293	$26,419	$68,855

EARNINGS PER SHARE:
Basic	$0.17	$0.23	$0.32	$0.81
Diluted	$0.17	$0.23	$0.31	$0.81

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,189	83,929	84,122	84,675
Diluted	84,605	84,603	84,490	85,221

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,535	$68,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,965	52,000
Loss on disposal of property and equipment	741	636
Impairment charge	5,087	—
Excess tax benefit from share-based compensation	(47)	(201)
Share-based compensation	14,306	16,016
Deferred taxes	668	307
Landlord allowance amortization	(8,637)	(6,573)
Changes in operating assets and liabilities:
Receivables, net	(3,101)	(6,420)
Inventories	(137,746)	(128,334)
Accounts payable, deferred revenue, and accrued expenses	33,431	25,969
Other assets and liabilities	8,805	15,627
Net cash (used in) provided by operating activities	(1,993)	37,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(86,571)	(78,772)
Purchase of intangible assets	(1,010)	(69)
Net cash used in investing activities	(87,581)	(78,841)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(1,105)	(45)
Excess tax benefit from share-based compensation	47	201
Proceeds from exercise of stock options	—	4,426
Repurchase of common stock	(3,481)	(37,905)
Net cash used in financing activities	(4,539)	(33,323)

EFFECT OF EXCHANGE RATE ON CASH	43	(220)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(94,070)	(74,744)
CASH AND CASH EQUIVALENTS, Beginning of period	311,884	256,297
CASH AND CASH EQUIVALENTS, End of period	$217,814	$181,553

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

Third Quarter 2014 - Actual				November 1, 2014
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	4	(3)	—	592
United States - Outlet Stores	9	—	—	29
Canada	—	—	—	17
Total	13	(3)	—	638	5.6 million

Fourth Quarter 2014 - Projected				January 31, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(3)	(7)	582
United States - Outlet Stores	5	—	7	41
Canada	—	—	—	17
Total	5	(3)	—	640	5.6 million

Full Year 2014 - Projected
Company-Operated Stores	Opened	Closed	Conversion
United States - Retail Stores	7	(20)	(22)
United States - Outlet Stores	19	—	22
Canada	2	—	—
Total	28	(20)	—